Incentive Compensation Plan

Introduction

     Selected positions are eligible for the Kash n' Karry

Incentive Compensation Plan.  The list of eligible positions is annually reviewed and approved by the Executive Committee.  Each eligible position is assigned a bonus percentage based upon a number of factors including the responsibility of the job and the direct impact the job has upon the Company's operating profit.

Each participant will receive a letter from the Executive Committee stating his/her target percentage for the upcoming year.  To determine your Target Bonus simply multiply your base salary by the target percentage:

              Example:

              1) Target Percentage      15%

              2) Base Salary            $40,000

              3) Target Bonus (1 X 2)   $6,000


Changes in responsibility or base salary during the year will be pro-rated as appropriate.


Adjusted Target Bonus

     At the end of the fiscal year, your Target Bonus may be

adjusted either up or down based upon our achievement of Budgeted

Operating Profit.  If the Company exceeds Budgeted Operating Profit your Target Bonus could double!  But, if the Company fails to achieve its Budgeted Operating Profit, your Target bonus will be reduced.  The following will be used to determine your Adjusted

Target Bonus:
                       Adjusted Target Bonus Table

           Performance                        Target Bonus

             Ratio                              Multiplier

          120% & above                           2.00
             115%                                1.75
             110%                                1.50
             105%                                1.25
             100%                                1.00
              99%                                 .95
              98%                                 .90
              97%                                 .85
              96%                                 .80
              95%                                 .75
              94%                                 .60
              93%                                 .50
              92%                                 .30
              91%                                 .15
              90%                                  0


Performance Ratio = Actual Operating Profit divided by Budgeted
                    Operating Profit

Operating Profit =  Earnings Before Interest, Taxes, Depreciation
                    and Amortization

The following illustrates both a situation in which the Company exceeds or falls short of its budget.

     Example A:

        Budgeted Operating Profit            $54.5

        Actual Operating Profit              $57.0

        Performance Ratio                    105%

        Target Bonus Multiplier              1.25

        Adjusted Target Bonus                $6,000 X 1.25 = $7,500

     Example B:

        Budgeted Operating Profit            $54.5

        Actual Operating Profit              $53.0

        Performance Ratio                    97%

        Target Bonus Multiplier              .85

        Adjusted Target Bonus                $6,000 X .85 = $5,100


Achievement and Payout Ratio

     Your Bonus Award is based upon the achievement of your

Performance Planning Objectives.  Kash n' Karry has used PPO's for many years as a means to focus effort toward the achievement of goals that are most important to the success of the Company.  The

Plan calls for PPO's to be written so that 80% of the weighting is based on the achievement of specific budgets approved by the

Executive Committee.  The remainder are to be tied to personal development and customer service goals as determined by you and your supervisor.  The actual weighting of these goals will be communicated to you during the performance planning process.


     The following table is to be used to determine the Payout

Ratio for given levels of achievement of a specific budget

objective:

                          Achievement Table A

             % of Achievement             Payout Ratio
              100% or above                   100%

              1% unfavorable                   95%

              2% unfavorable                   90%

              3% unfavorable                   85%

              4% unfavorable                   80%

              5% unfavorable                   75%

              6% unfavorable                   60%

              7% unfavorable                   50%

              8% unfavorable                   30%

              9% unfavorable                   15%

              10% unfavorable                   0

The following two examples illustrate both an expense objective and a profit objective.

  Example A:

  1) Budgeted R & M Expenses .79% of sales

  2) Actual R & M Expenses   .81% of sales

  3) % Achievement           = .81%/.79% = 102.53 or 3% unfavorable

  4) Payout Ratio            = 85%

   Example B:

   1) Budgeted District Operating Profit   $12.0

   2) Actual District Operating Profit     $12.5

   3) % Achievement                        = 104.2

   4) Payout Ratio                         = 100%

     Personal development and customer service objectives may not lend themselves to measurement against Table A.  For example, an objective might be to train and become competent in another area of the business for personal development.

The achievement of this objective is not objectively measurable and will be subject to the judgement of your supervisor.

     The following table is to be used to determine the Payout

Ratio for these types of objectives.

                      Achievement Table B

           Level of Achievement             Payout Ratio

      A Meet or exceed objective               100%

      B Satisfied most of objective            .90

      C Satisfied majority of the objective    .50

      D Did something right                    .30

      F Unsatisfactory achievement              0

Determining the Bonus Award

     After each objective is measured and the payout ratio is

determined using the appropriate table, the payout ratio for each objective is then multiplied by the weighted factor for the

objective to determine the weighted payout percentage.  The weights are assigned at the beginning of the year during the Performance

Planning Process.

Example:

Objective  Table Weight    % Achievement     Weighted Payout
   1         A    50%   X       85%       =      42.5
   2         A    20%   X      100%       =      20.0
   3         B    10%   X       90%       =       9.0
   4         B    15%   X       50%       =       7.5
   5         B     5%   X       0         =        0
                 100%                            79.0%

     In this example, the participant would be paid 79.0% of the

Adjusted Target Bonus.  In the two examples discussed under

Adjusted Target Bonus - that would be:
      Example A     79%   X   $7,500   =  $5,925

      Example B     79%   X   $5,100   =  $4,029



Plan Administration

     The Company has the right to make changes to this Plan at any time.  In addition, if Kash n' Karry's overall financial condition does not warrant the paying of Bonus Awards, awards could be reduced or eliminated for a period of time.

     The Board of Directors makes the final determination of Bonus

Award payouts.

     While the Company expects to continue the Plan, it reserves the right to change, modify, suspend, interpret, or cancel the program in whole or in part, without advance notice, without having to give cause or justification.  It is also important to understand that this program does not constitute a contract of employment or in any way contravene our employment at will policy.












                                                approved 10/26/94